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                             PARTNERSHIP AGREEMENT

         THIS AGREEMENT is made as of the 19th day of December, 1996, by and between RONALD L. CAPLAN, ("Managing General Partner"), and QUEST HOLDING COMPANY ("General Partner"). The Managing General Partner and the General Partner are sometimes individually referred to herein as a "Partner" and collectively as "Partners."

         WHEREAS, the Managing General Partner and the General Partner desire to form a general partnership.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby form a general partnership (the "Partnership") pursuant to the provisions of the Act, and agree as follows:

1.       The Partnership.

         1.1      Name.  The name of the Partnership is "1334 Walnut
Street Partners."

         1.2 Principal Office. The principal office and place of business of the Partnership shall be located at 1228 Spruce Street, Philadelphia, Pennsylvania 19107, or at such other place as the Managing General Partner may designate from time to time. The Managing General Partner shall notify the General Partner promptly of any change in the location of the principal office and place of business.

         1.3 Purpose. The purpose and character of the Partnership business is to:

                  1.3.1 Acquire, lease, own, and dispose of real and personal property for investment and income (including, without limitation, the property located at 1334-36 Walnut, Philadelphia, Pennsylvania (the "Property")) and in connection therewith, to manage, mortgage, develop, operate, lease or otherwise deal in such property.

                  1.3.2 Do all things necessary or advisable to carry out the foregoing.

2. Definitions. As used in this Agreement, the following terms shall have the following meanings:

         2.1 Affiliate means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning 10% or more of the outstanding voting securities of such Person, (iii) any officer, director, or general partner of such Person or (iv) any Person who is an officer, director, general partner, trustee






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or holder of 10% or more of the voting securities of any Person described in clauses (i) through (iii) of this sentence.

         2.2 Agreement or Partnership Agreement means this Partnership Agreement, as amended from time to time.

         2.3 Capital Account means the bookkeeping account maintained for each Partner in accordance with Treasury Regulations issued under Section 704(b) of the Code, pursuant to Section 3 of this Agreement.

         2.4 Capital Contribution or Contributions means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership as determined by a current appraisal or as mutually agreed upon by the Partner.

         2.5 Code means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of any succeeding law).

         2.6 Depreciation means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis. In the event that the federal income tax depreciation, amortization, or other cost recovery deduction is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method.

         2.7 Fiscal Year means the twelve-month period ending December 31 in each calendar year.

         2.8 General Partner means Quest Holding Company, and any successor or assign thereof permitted under the terms of this Agreement.

         2.9 Gross Asset Value means with respect to any asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

                  2.9.1 The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross

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fair market value of such asset, as determined by the
contributing Partner and the Partnership.

                  2.9.2 The Gross Asset Values of Partnership assets shall be adjusted to reflect any revaluations made pursuant to Section 3.5 of this Agreement.

                  2.9.3 The Gross Asset Value of any Partnership Asset distributed to a Partner shall be the gross fair market value as determined by a current appraisal or as mutually agreed upon by the Partners.

                  2.9.4 The Gross Asset Values of the Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code should the Partnership make an election under Section 754 of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

                  2.9.5 If the Gross Asset Value of an asset has been determined or adjusted pursuant to Paragraphs 2.10.1 or 3.5 of this Agreement, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

         2.10 General Partner means any person who is referred to as such in the first paragraph of this Agreement or has been admitted as an additional General Partner pursuant to the terms of this Agreement, but only so long as any such Person remains as a General Partner.

         2.11 Managing General Partner means Ronald L. Caplan so long as he remains as the Managing General Partner, and any successor or assign thereof permitted under the terms of this Agreement.

         2.12 Minimum Gain means and shall refer to, at any time, with respect to all nonrecourse liabilities of the Partnership (within the meaning of Treasury Regulations Section 1.704-2(b)(3) the aggregate amount of gain (of whatever character), if any, that would be realized by the Partnership if it disposed of (in a taxable transaction) all Partnership Property subject to such liabilities in full satisfaction thereof, and as further defined in Treasury Regulations Section 1.704-2(d).

         2.13 Net Cash Flow means, for each Fiscal Year, the Partnership's Profits (for this purpose any Losses shall be treated as negative Profits), adjusted as follows:


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                  2.13.1            Increased by the following:

                                    (a)  Any receipts which are not included in
the computation of Profits (such as capital contributions, loan proceeds, and withdrawals from reserves).

                                    (b)  Any deductions not involving cash
expenditures (such as depreciation, amortization and other cost recovery deductions).

                  2.13.2            Decreased by the following:

                                    (a) All expenditures which are not
deducted in determining Profits (such as expenditures for capital improvements, tenant fit-out, asset acquisitions, and loan repayments).

                                    (b) Contributions to any reserve
established by the Partnership, as mutually agreed upon by the Partners, for anticipated working capital needs, improvements or for other purposes.

         2.14 Net Cash Flow from Operations means, for each Fiscal Year, the Partnership's revenues from the ongoing operation of the Property, less (i) the Partnership's cash expenses and (ii) the Partnership's cash reserves created in accordance with paragraphs 2.13.2 above.

         2.15 Nonrecourse Deductions has the meaning set forth in Treasury Regulations Section 1.704-2(c).

         2.16 Partner means the Managing General Partner or the General Partner, where no distinction is required by the context in which the term is used herein.

         2.17 Partner Nonrecourse Debt means nonrecourse indebtedness of the Partnership with respect to which any Partner has a direct or indirect risk of loss, as more fully defined in Treasury Regulations Section 1.704-2(b)(4).

         2.18 Partnership means the partnership formed pursuant to this Agreement and the partnership continuing the business of the Partnership in the event of dissolution as herein provided.

         2.19 Partnership Property means all real and personal property acquired by the Partnership and any improvements thereto, and shall include both tangible and intangible property.

         2.20 Person means any individual, partnership, corporation, trust, or other entity.


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         2.21 Profits and Losses means, for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such Fiscal Year or other period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss) with the following adjustments:

                  2.21.1 Income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss.

                  2.21.2 Expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as such expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(1), and not otherwise taken into account in computing Profits and Losses shall be subtracted from such taxable income or loss.

                  2.21.3 Gain or loss resulting from any disposition of Partnership Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

                  2.21.4 In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period.

                  2.21.5 If the Gross Asset Value of any Partnership Property is adjusted pursuant to Sections 2.9.2 or 2.10.3 above, the amounts of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses.

                  2.21.6 Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.1.2 below shall not be taken into account in computing Profits and Losses.

         2.22 Property means that certain parcel of real property located at 1334-36 Walnut, Philadelphia, Pennsylvania, together with all improvements thereon.

         2.23 Treasury Regulations means the regulations promulgated under the Code, as such regulations may be amended from time to time (including temporary regulations and corresponding provisions of succeeding regulations).

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3.       Capital, Capital Contributions and Accounts of Partners.

         3.1 Capital Contributions; Partnership Interests. No Partner shall be required to make additional Capital Contributions to the Partnership in excess of its initial Capital Contribution except as may be otherwise required in this Agreement. Each Partner's partnership interest ("Partnership Interest") shall be that percentage set forth opposite its name in Exhibit A hereto, subject to adjustment from time to time as set forth in this Agreement. No Partner shall have the right to demand return of all or part of its Capital Contributions during the term of the Partnership and any return of such Capital Contributions shall be made solely from distributions to the Partners as hereinafter set forth. Each Partner hereby waives its right to partition any of the Partnership's assets and property. No Partner with a negative balance in its Capital Account shall have any obligation to the Partnership or to any Partner to restore such negative balance.

         3.2 Loans. No Partner shall be required to make any loans to the Partnership. If, however, any Partner does advance any funds to the Partnership, such advance shall not increase such Partner's capital contribution or percentage of Partnership Interest, but the amount thereof shall be a debt due from the Partnership to such Partner to be repaid with interest not to exceed an annual rate equal to one percent (1%) in excess of the prime rate of interest announced from time to time by Crusader Bank, in Philadelphia, Pennsylvania as its prime interest rate.

         3.3      Capital Accounts.

                  3.3.1 The Partnership shall maintain a Capital Account for each Partner in accordance with the Treasury Regulations issued under Section 704(b) of the Code to which there initially shall be credited each Partner's Capital Contributions pursuant to Section 3.1 above. In addition, at the end of each Fiscal Year, there shall be credited to each Capital Account each Partner's distributive share of Profits and the amount of any Partnership Liabilities assumed by such Partner or which are secured by any property of the Partnership distributed to such Partner (but only to the extent such liabilities are to be credited pursuant to such Treasury Regulations), and there shall be debited the Partner's distributive share of all Partnership Losses and all distributions made to it.

                  3.3.2 It is intended that the Capital Accounts shall be determined and maintained throughout the full term of the Partnership in accordance with the capital accounting rules of Treasury Regulations Section 1.704-1(b) promulgated under the Code and that all provisions in this Partnership Agreement relating to the maintenance of Capital Accounts shall be

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interpreted and applied in a manner consistent with such Treasury Regulations.
In the event the Partners shall determine that it is prudent to modify the manner in which the Capital Accounts, or any credits or charges thereto, are computed in order to comply with such Treasury Regulations, the General
Partner shall make such modification, provided that it shall not have a material effect on the amounts distributable to the Partner upon the dissolution and liquidation of the Partnership.

         3.4 Revaluation of Partnership Property. Upon the mutual agreement of the Partners, the Capital Accounts of the Partners may be adjusted to reflect a revaluation of the property of the Partnership (including intangible assets such as goodwill) to its fair market value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), at the following times: (a) in connection with the acquisition of an interest in the Partnership by a new or existing Partner for more than a de minimis capital contribution; (b) in connection with a distribution of money or other property (other than a de minimis amount) by the Partnership to a retiring or continuing Partner as consideration for an interest in the Partnership; or (c) in connection with the liquidation of the Partnership within the meaning of Treasury Regulations
Section 1.704-1(b)(2)(ii)(g). In the event of any revaluation of the property of the Partnership hereunder, the Capital Accounts of the Partners shall be adjusted, including adjustments for depreciation, to the extent provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and (g).

4.       Allocations and Distributions.

         4.1      Allocations.

                  4.1.1 Profits and Losses for each Fiscal Year shall be allocated among the Partners in proportion to their respective Partnership Interests. If, in any Fiscal Year, any of the distributions or allocations to any of the Partners respecting cash distributions are adjusted pursuant to the terms of this Agreement or pursuant to applicable law, then the respective shares of Profits and Losses of the Partners shall be automatically adjusted in such Fiscal Year to be consistent with the actual distributions received by the Partners in such Fiscal Year.

                  4.1.2 Notwithstanding Section 4.1.1 above, no item of Partnership loss or deduction may be allocated to a Partner to the extent such allocation would create or increase a deficit balance in such Partner's Capital Account (in excess of any limited dollar amount of such deficit balance that the Partner is considered obligated to restore under Treasury Regulations Sections 1.704-2(g)(1) or 1.704-2(i)(5)) as of the end of the Fiscal Year to which such allocation relates, taking into account

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for this purpose any adjustments, allocations and distributions described in clauses (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d)). This provision is intended to be interpreted consistently, and to comply, with Treasury Regulations Section 1.704-1(b)(2)(ii)(d). If this Section 4.1.2 applies to the Partner in a Fiscal Year, all items of Partnership loss or deduction otherwise allocable to a Partner for such Fiscal Year shall be reduced by the same proportion. Items of Partnership loss or deduction (or portions thereof) which may not be allocated to a Partner by reason of this Section 4.1.2 shall be reallocated to the other Partner or Partners. If a Partner unexpectedly receives an adjustment, allocation or distribution described in clause (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), such Partner will be allocated items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for such year) in an amount and manner sufficient to eliminate any deficit balance in such Partner's Capital Account created by such adjustment, allocation or distribution as quickly as possible.

         4.2 Distributions. The Managing General Partner may from time to time make cash distributions to the Partner other than liquidating distributions which shall be governed by Section 11 below. To the extent available, the Managing General Partner shall make distributions of Net Cash Flow From Operations to the Partners not less than once annually. All such distributions shall be made to the Partners in accordance with their respective Partnership percentages, except as set forth below:

                  4.2.1 All distributions of Net Cash Flow From Operations shall be distributed in the following order of priority:

                            4.2.1.1 First, beginning with the 1998 fiscal year
of the Partnership and in each fiscal year thereafter occurring until such time as General Partner's capital contribution as set forth on Exhibit A attached hereto has been fully repaid to General Partner, an amount equal to Sixteen Thousand Five Hundred Dollars ($16,500.00). Such distribution preference is cumulative, and to the extent not received in any given fiscal year by General Partner the arrearage shall be added to the distribution preference in any subsequent year. Such distributions shall be deemed to be a return of the General Partners's capital contribution as set forth on Exhibit A attached hereto and made a part hereof.

                            4.2.1.2 Second, to the General Partner until the
General Partner has received distributions equal to a return on the amount of capital contributed to the Partnership by General Partner equal to nine percent (9%) per annum. Such distribution



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preference is cumulative, and to the extent not received in any given fiscal year by General Partner the arrearage shall be added to the distribution preference in any subsequent year. Such distributions shall not be deemed to be a return of the General Partners's capital contribution as set forth on Exhibit A attached hereto and made a part hereof.

                            4.2.1.3 Third, to the Partners pro rata in
accordance with their Percentage Interests.

                  4.2.2 Net Capital Transaction Proceeds (as defined below) shall be distributed in the following order of priority:

         (i) First, to General Partner to the extent of any unpaid cumulative preference due and owing to General Partner under Section 4.2.1.1 above;

         (ii) Second, to General Partner to the extent of any unpaid cumulative preference due and owing to General Partner under Section 4.2.1.2 above;

         (iii) Third, until General Partner's remaining capital contribution as set forth on Exhibit A has been repaid in full;

         (iv) Fourth, to the Partners in accordance with their Percentage Interests.

         "Net Capital Transaction Proceeds" equal the net proceeds from any sale of the Property in whole or in part, the financing or refinancing of the same, the sale of any material asset of the Partnership, including without limitation, intangibles, or insurance or condemnation proceeds respecting the Property, remaining after payment of (a) all costs (other than taxes imposed on Partners as a result of such capital transaction) of the Partnership in connection with such transaction, (b) any capital expenditures or other debts or liabilities of the Partnership, or loans or debts which are assumed by the Partnership, which are being refinanced, discharged or paid off with such proceeds, and after setting aside sufficient reserves for the wind-up or continued operation of the Partnership, as applicable, following such transaction.

         4.3 Allocations Upon Assignment. In the event a Partner assigns or otherwise transfers its Partnership Interest in accordance with the applicable provisions of this Agreement, then the distributive share (in respect of the assigned Partnership Interest) of Profits and Losses for the Fiscal Year in which such assignment occurs shall be allocated between the assignor Partner and the assignee Partner on a daily, monthly or other basis, as determined by the Managing General Partner, using any permissible method under the Code and the Treasury Regulations.

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5.       Rights and Powers of General Partner.

         5.1 Powers Not Requiring Consent. Except as limited by Section 5.2 below, the building operations shall be managed, and the conduct of its business shall be controlled, by the Managing General Partner in accordance with the terms and conditions of this Agreement, and the Managing General Partner shall possess all of the rights and powers of a general partner and may on behalf of the Partnership enter into and carry out contracts, bring and defend actions at law and in equity and perform all things as may be in furtherance of the purpose and business of the Partnership. The Managing General Partner shall be the tax matters partner for purposes of the Code and shall be responsible for dealing with the Internal Revenue Service in connection with all tax obligations, inquiries and notices relating to the Partnership. The Managing General Partner shall be responsible for providing the Partners with K-1 partnership tax returns or such other evidence of their individual tax responsibilities respecting the Partnership as shall enable them to file their individual tax returns in a timely fashion. Each Partner shall, upon request, supply the information necessary to properly give effect to such election. The Partnership also may enter into contracts with Affiliates of the Partnership (including, without limitation, the General Partner) and such contracts may cover any matter deemed by the General Partner to be necessary or desirable to the conduct of Partnership business including, without limitation, architectural, legal, engineering or construction contracts.

         5.2 Powers Requiring Consent. The Managing General Partner shall not have power, without the prior approval of the General
Partner, to:

                  5.2.1 admit any additional general partners into the Partnership, establish any additional classes of partners or establish or sell any additional Partnership Interests;

                  5.2.2 file or consent to the filing of a petition under any federal or state bankruptcy, insolvency or reorganization act with respect to the Partnership; or

                  5.2.3 perform any action which would impair or make impossible the ordinary conduct of the Partnership business;

                  5.2.4 possess Partnership Property or assign its rights in Partnership Property for other than for Partnership purposes; or

                  5.2.5 sell or place any financing the Property.


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         5.3 Time Devoted. The Managing General Partner shall devote such time to the Partnership business as in its reasonable discretion, is necessary to run the same in a commercially responsible fashion.

         5.4 Compensation. The Managing General Partner, at its option, may receive compensation for its conduct of the business of the Partnership as described in this Agreement in the amount of five percent (5%) of the annual gross revenues of the Partnership, to be paid in such installments as the Managing General Partner shall desire, and shall be entitled to reimbursement for out of pocket expenses incurred on behalf of the Partnership in carrying out the daily building operations. Notwithstanding anything contained herein to the contrary, the Managing General Partner shall not be entitled to a management fee during the first year of operation and compensation for management fees in any subsequent year shall not be paid unless and until the General Partner has received its priority distributions for such year as set forth in Section 4.2.1.1 and 4.2.1.2 hereof.

         5.5 Indemnification. The Managing General Partner shall be indemnified by the Partnership against expenses (including, without limitation, reasonable attorneys' fees) actually and necessarily incurred by it in connection with the defense or settlement of any action, suit or proceeding brought or threatened in which it is or may be made a party by reason of its being a Partner, unless it is adjudged to be liable for gross negligence or malfeasance in the performance of its duties. The General Partner shall not be liable to the Partnership or the Managing General Partner for any loss or liability suffered by the Partnership, except where incurred as a result of its willful misconduct or gross negligence. Such indemnification will be made only to the extent of assets of the Partnership. Any obligations to the Managing General Partner owed by the Partnership under this Section 5.5 will be deemed, until paid, a debt of the Partnership to the Managing General Partner for purposes of this Agreement and will be repaid in full before any distributions are made to the Partners pursuant to the provisions of this Agreement.

6.       Rights and Obligations of the General Partner.

         6.1 No Management or Control. The General Partner shall not take part in the daily building management.

7. Bank Accounts. All Partnership funds shall be deposited in such Partnership bank account or accounts at Crusader Bank as the Managing General Partner shall designate. Withdrawals from any such bank account or accounts shall be made only upon the signature of an authorized officer of the Managing General

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Partner or such other Person as may be designated by the Managing General
Partner from time to time.

8.       Books of Account and Financial Reports.

         8.1      Books.

                  8.1.1 At all times during the continuance of the Partnership, the Managing General Partner shall keep or cause to be kept, in accordance with generally accepted accounting practices, full and true books of account in which the transactions of the Partnership shall be entered fully and accurately.

                  8.1.2 All of the books of account of the Partnership, shall be maintained at all times at the principal office of the Partnership and shall be open to the reasonable inspection and examination of the Partners or their representatives.

         8.2 Fiscal Year: Financial Reports. The fiscal year of the Partnership shall end on December 31 in each year. Within ninety (90) days after the expiration of each Fiscal Year, the Managing General Partner shall deliver to the Partners a financial report of the Partnership including a balance sheet, a profit and loss statement, and a statement for such Fiscal Year showing allocations and distributions to the Partners of the Partnership's net income or net loss, net capital gain or net capital loss, deductions and credits.

9.       Transfers of Interest.

         9.1 General Partners. The Partnership Interest of the Partners shall not be assigned or transferred, and no transferee shall be admitted as a substituted general partner, except with the written consent of all Partners, which consent may be withheld for any reason or for no reason.

         9.2 Right of Purchase. If the Managing General Partner or the General Partner become insolvent, makes an assignment for the benefit of creditors, or desire to assign or otherwise transfer their respective interests, the remaining Partner shall have the right to purchase his or its interest, as the case may be interest. The purchase price shall be the fair market value of the Partner's interest as determined by an appraisal or as mutually agreed upon by the Partners.

         9.3 Amendment of Partnership Agreement. Upon compliance with the provisions of Section 9.2 above, the Partners shall execute an amendment to this Agreement setting forth the name and Partnership Interest of the Managing Partner and containing such

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other provision as the General Partner shall reasonably deem necessary.

10.      Retirement, Death, Incompetency, Insanity, Insolvency or
Bankruptcy of a Partner.

         10.1 General Partners. The bankruptcy or dissolution of either Partner shall dissolve the Partnership; provided, however, that in any of such events, the remaining Partner may continue the Partnership and its business by and appointing a new General Partner. Neither Partner shall be permitted to retire from the Partnership without the prior written consent of the other Partner.

11.      Dissolution.

         11.1 Distributions. Upon the dissolution of the Partnership (unless the Partnership is continued pursuant to the terms of this Agreement) the Partnership's affairs shall be wound up and, the Partnership shall be terminated. The Managing General Partner shall distribute the assets of the Partnership, and any income and/or net capital gain, in the following manner and in the following order of priority:

                  11.1.1 The Managing General Partner shall pay, in cash, the debts and liabilities of the Partnership (other than those to Partners) and the liquidation expenses. Subject to provisions of law, the Managing General Partner may designate the order in which said debts and liabilities are satisfied to minimize the personal liability of any Partner.

                  11.1.2 The Managing General Partner shall establish such cash reserves as it may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership arising out of, or in connection with, the Partnership. The Managing General Partner shall transfer such reserves to an escrow agent not affiliated with any Partner, to be held by such person (or designated successor) for the purpose of disbursing such reserves in payment of any of the aforesaid contingencies.

                  11.1.3 The Managing General Partner shall repay, in cash (either in whole or pro rata from the amount available), any loans or other advances that may have been made by any of the Partners to the Partnership.

                  11.1.4 The Managing General Partner shall distribute the remaining assets of the Partnership to the Partners, in accordance with their respective Capital Accounts, as determined after adjustment to reflect all allocations and distributions

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under this Agreement for the Fiscal Year during which such winding up and termination of the Partnership occurs.

                  11.1.5 Upon dissolution, if there is a shortfall in the return of the General Partner's Capital Contribution the Managing General Partner shall pay fifty-percent (50%) of such shortfall to the General Partner.

         11.2 Actions of General Partner. During the period of liquidation, the Managing General Partner, as trustee for the benefit of all of the Partners as tenants in common, shall be authorized to take any and all action necessary or appropriate to complete such dissolution and distribution as provided herein.

         11.3 Financial Reports. As promptly as is reasonably possible after the date of termination, the Managing General Partner shall prepare a final statement of the accounts of the Partnership as of the date of termination and shall deliver a copy thereof to each Partner. Such statement shall set forth the actual or contemplated application and distribution of the assets of the Partnership pursuant to the provisions of this Agreement.

12. Other Interest of Partners. The Partners may engage or participate, either independently or with others, in other business ventures of every nature and description, including, but not limited to the ownership, management, operation, financing, leasing and development of real and personal property of all kinds. Neither the Partnership nor any Partner shall have any rights by virtue of either this Agreement or the existence of this Partnership in or to any such independent ventures or the income or profits derived therefrom.

13. Amendment. This Agreement may be amended only by a written instrument signed by the Partners.

14.      Miscellaneous.

         14.1 Address and Notice. The address of each Partner for all purposes will be as set forth under such Partner's name in Exhibit A hereto or such other address of which each Partner has received written notice. Any notice, demand or request required or permitted to be given or made to a Partner under this Agreement will be deemed given or made when delivered or mailed to such Partner at such address by registered mail, postage prepaid, return receipt requested.

         14.2 Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act or event of default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal
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holiday in the Commonwealth of Pennsylvania, in which event the period runs until the end of the next day that is not a Saturday, Sunday or such a legal holiday.

         14.3 Exhibits. Each Exhibit referred to herein is incorporated into this Agreement by such reference.

         14.4 Number and Gender. Words of number or gender may be read as singular or plural, and as masculine, feminine, or neuter, as required by context.

         14.5 Section Headings. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

         14.6 Arbitration. Any controversy or claim arising out of or related to this Agreement, or a breach thereof, shall be settled by arbitration in accordance with the then current rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

         14.7 Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between them respecting this Agreement's subject matter.

         14.8 Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

         14.9 Applicable Law. This Agreement shall be construed and enforced with the laws of the State of Pennsylvania.

         14.10 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one Agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first shown above by the following:

WITNESS:



/s/ Susan E. Rippey                     /s/ Ronald L. Caplan
---------------------------             -------------------------------------
                                        RONALD L. CAPLAN
                                        Managing General partner



ATTEST:                                 QUEST HOLDING CO., a
                                        Pennsylvania corporation



                              By:    /s/ Joseph T. Crowley
                                  ------------------------------
                             Name:       Joseph T. Crowley
                                  ------------------------------
                            Title:       President
                                  ------------------------------

                                   Exhibit A

                       Schedule of Partnership Interests


                                         Initial                  Percentage of
                                         Capital                   Partnership
         Partner                       Contribution                 Interest
         -------                       ------------                 --------


Ronald L. Caplan                                0                      50%
1228 Spruce Street
Philadelphia, PA 19107

Quest Holding Co.                        $410,000                      50%
1230 Walnut Street
Philadelphia, PA 19107